Exhibit 99.1

WorldHeart Announces Third Quarter 2005 Results and Recent Accomplishments

Oakland, CA, USA – November 8, 2005: (NASDAQ: WHRT, TSX: WHT) - World Heart Corporation, a global technology leader in mechanical circulatory support systems, today reported on its 2005 third quarter and year to date financial results and recent accomplishments, highlighted by the completion of the MedQuest Products, Inc. acquisition

WorldHeart will hold a teleconference today at 11:00 a.m. EDT (8:00 a.m. PDT).  The teleconference can be accessed domestically by calling 1-866-250-4910 and internationally by calling 416-644-3432.  Please dial in ten to fifteen minutes prior to the beginning of the call.  A replay of the conference call will be available through November 14, 2005, starting at 11:00 a.m. PDT on November 8, 2005.  The recording can be accessed at 1-877-289-8525 and entering passcode 21162329#.

2005 Third Quarter and Year to Date Financial Results

WorldHeart recorded revenues of $2.1 million in the third quarter of 2005, a decrease of $100,000, or 4%, compared with the revenues reported in the third quarter of 2004. WorldHeart recognized revenue on 22 implant kits in the third quarter of 2005, compared with 29 implant kits in the third quarter of 2004 and 23 implant kits in the second quarter of 2005. For the first nine months of 2005, revenues were $8.0 million, an increase of 22% over revenues of $6.6 million for the comparable period of 2004.

The net loss of $28.1 million in the third quarter included significant non-cash charges of approximately $24.0 million due to the write-off of in-process research and development costs associated with the MedQuest acquisition, and a non-cash warrant exchange charge due to a reduction in the exercise price of certain warrants exercised during the quarter.

The net loss of $28.1 million, or $0.64 per share, in the third quarter of 2005 was based on approximately 43.8 million weighted average common shares outstanding, compared with a net loss of $10.9 million, or $0.71 per share, in the third quarter of 2004 during which there was significantly fewer weighted average common shares outstanding of approximately 15.4 million shares.  The net loss for the nine-month period ended September 30, 2005 was $36.7 million, or $1.42 per share, versus $19.8 million, or $1.30 per share, for the comparable period ended in September 2004.

WorldHeart ended the third quarter of 2005 with cash and cash equivalents of $14.9 million, an increase of  $13.1 million from the June 30, 2005 balance of $1.8 million and an increase of $6.1 million from the December 31, 2004 balance of $8.8 million. The increase in cash and cash equivalents during the third quarter was due primarily to the exercise of warrants yielding $10.7 million and $12.0 million in gross proceeds raised through a private placement. These were offset by approximately $9.6 million in operating expenses, repayment of loans related to the MedQuest acquisition and changes in working capital. The Company believes that it will have sufficient cash to sustain operations through mid-year 2006.

Ethics Committee Approval to Start Next-Generation Rotary VAD Feasibility Clinical Trial

WorldHeart was recently notified by the Ethics Committee of St. Luke’s Hospital, Thessaloniki, Greece of approval to proceed with the clinical feasibility study of WorldHeart’s rotary ventricular assist device (VAD).

The clinical trial is expected to begin in early 2006, pending completion of preclinical testing and acceptance of the clinical investigation application by the Ministry of Health.  The feasibility study will primarily evaluate the hemodynamic performance of WorldHeart’s next-generation rotary VAD. WorldHeart’s European team will provide clinical and technical support for the feasibility study.

Other Recent Milestones

•                  A successful first animal implant of our next-generation pulsatile Novacor II LVAS by Dr. Philip E. Oyer, Professor of Cardiothoracic Surgery, at Stanford University School of Medicine;

•                  First domestic patient successfully weaned from the Novacor®  LVAS by Dr. John Elefteriades, Professor at Yale University and Chief of Cardiothoracic Surgery at Yale-New Haven Hospital;

•                  First Novacor®  LVAS implant at the Onassis Cardiac Surgery Center in Athens, Greece; and

•                  Completion of WorldHeart’s acquisition of MedQuest, a private Salt Lake City, Utah-based medical device company, significantly expanding WorldHeart’s product pipeline with the addition of a rotary VAD.  In addition, approximately $22.7 million in gross financing proceeds was raised through a private placement and the exercise of certain warrants.  The integration of the Salt Lake operation is ongoing and WorldHeart is contributing financial and technical resources to accelerate the development of its rotary VAD.

In commenting on the acquisition and recent milestones, Jal S. Jassawalla, WorldHeart’s President and Chief Executive Officer said, “We are encouraged by the progress made to date in clinical development of and toward commercializing the WorldHeart rotary VAD. In addition to the Novacor LVAS, we will now have a broader pipeline of next-generation ‘assist’ and ‘replacement’ systems under development to meet the needs of late and end-stage heart failure patients. We are pleased to have achieved a number of important milestones and continue to be committed to becoming a leader in the development and commercialization of mechanical circulatory supports systems for Destination Therapy (DT).”

“To date, twenty centers have enrolled in the RELIANT trial with several additional centers in the pipeline.  Nineteen patients have been enrolled in the study at nine centers. We are disappointed with the slower DT adoption rate affecting implants of all of the competitive products in the industry, including our Novacor LVAS, and are taking certain actions to realign our cost structure without jeopardizing key development programs,” commented Richard Juelis, V.P. Finance and Chief Financial Officer. “We will continue to explore strategic alternatives and plan on raising funds in early 2006 to strengthen our financial position and continue to aggressively develop our next generation rotary and pulsatile VADs which we believe will enhance shareholder value.”

WorldHeart’s Product Platform and Pipeline

•                  The Novacor LVAS pulsatile device is the first device to provide a recipient with more than six years of circulatory support.  It holds the industry record for longest support on a single pulsatile VAD of 4.8 years and is currently commercially available as a Bridge-to-Transplant in the United States, Canada, the European Union and Japan.  In Europe, the indication for use is unrestricted and includes DT and Bridge-to-Recovery.  In the United States, it is under evaluation in a pivotal study for DT (RELIANT Trial). To date, more than 1,600 patients have been supported with the Novacor LVAS, with over 600 patient-years of experience and no deaths attributed to device failure.

•                  The Novacor II LVAS is a small, bearingless next-generation pulsatile VAD building on proven Novacor LVAS technology and driven by direct magnetic actuation.   It is currently under development with the first successful animal trial completed in July 2005; and

•                  The WorldHeart rotary VAD is a small, next-generation rotary pump, now at an advanced development stage in pre-clinical animal and bench testing.  A feasibility clinical trial is expected to be initiated early in 2006 in Greece.

About World Heart Corporation

World Heart Corporation is a global technology leader in mechanical circulatory support systems headquartered in Oakland, California, USA with additional facilities in Salt Lake City, Utah and in Heesch, Netherlands.  WorldHeart’s registered office is Ottawa, Ontario, Canada.

Any forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and include statements regarding the Company’s clinical development plans and expectations with respect to the Company’s financial resources, as well as other statements that can be identified by the use of forward-looking language, such as “believes,” “feels,” “expects,” “may,” “will,” “should,” “seeks,” “plans,” “anticipates,” or “intends” or the negative of those terms, or by discussions of strategy or intentions.  Investors are cautioned that all forward-looking statements involve risk and uncertainties, including without limitation: risks in product development and market acceptance of and demand for the Company’s products; inconsistent and difficult to predict use of the Company’s Novacor LVAS product; costs and delays associated with government regulation; limitations on third-party reimbursement; inability to protect proprietary technology; potential product liability; inability to achieve anticipated synergies associated with the MedQuest acquisition; slower destination therapy adoption rate for VADs including our Novacor LVAS; need for additional financing and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission, including its Amended Annual Report on Form 10-KSB/A for the year ended December 31, 2004.

Contact Information:

World Heart Corporation

Richard Juelis (510) 563-4713

Peggy Allman (510) 563-4721

www.worldheart.com

WORLD HEART CORPORATION

Condensed Consolidated Balance Sheets

(United States Dollars)

	September 30, 2005	December 31, 2004
	(Unaudited)
ASSETS
Cash, cash equivalents and investments	$14,921,833	$8,817,801
Trade and other receivables	3,048,358	4,238,049
Inventory	9,222,074	8,112,525
Capital assets	1,953,524	2,011,586
Goodwill	17,179,643	17,179,643
Other assets	2,369,334	1,898,826

Total Assets	$48,694,766	$42,258,430

LIABILITIES and SHAREHOLDERS’ EQUITY
Liabilities
Accounts payable and accrued liabilities	$4,478,981	$3,854,833
Deferred revenue	1,240,308	1,607,622
Convertible debentures	—	8,177,140
Other liabilities	982,537	2,191,732
Total Liabilities	6,701,826	15,831,327

Total Shareholders’ equity	41,992,940	26,427,103

Total Liabilities and Shareholders’ equity	$48,694,766	$42,258,430

WORLD HEART CORPORATION

Condensed Consolidated Statements of Operations

(United States Dollars)

	Three months ended		Nine months ended
	September 30,		September 30,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)	(unaudited)

Revenue	$2,149,751	$2,250,050	$8,015,917	$6,588,781

Cost of goods sold	1,726,158	1,805,515	5,980,126	4,685,677

Gross margin	423,593	444,535	2,035,791	1,903,104

Operations expenses
Selling, general and administrative	2,540,113	3,246,213	9,003,272	10,084,015
Research and development	1,913,941	1,585,102	4,376,010	4,615,505
Restructuring costs/Intangibles amortization	23,118	1,305,611	619,548	1,563,943
Acquired in-process research and development costs	18,147,341	—	18,147,341	—
	22,624,513	6,136,926	32,146,171	16,263,463

Operating Loss	(22,200,920)	(5,692,391)	(30,110,380)	(14,360,359)

Other income (expenses)	(50,188)	(5,243,504)	(725,865)	(5,487,931)

Net loss for the period	$(22,251,108)	$(10,935,895)	$(30,836,245)	$(19,848,290)

Effect of warrant exchange	(5,860,250)	—	(5,860,250)	—

Net loss applicable to common Shareholders	$(28,111,358)	$(10,935,895)	$(36,696,495)	$(19,848,290)

Weighted average number of common shares outstanding	43,797,104	15,355,573	25,918,252	15,249,176

Basic and diluted loss per common share	$(0.64)	$(0.71)	$(1.42)	$(1.30)